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                                                                  EXHIBIT 23.4


               Consent of Morgan Stanley & Co. Incorporated


We hereby consent to the use in the Registration Statement of The Robert Mondavi Corporation on Form S-4 and in the Proxy Statement/Prospectus of The Robert Mondavi Corporation, which is part of the Registration Statement, of our opinion dated August 20, 2004 appearing as Annex D to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings "Summary-Morgan Stanley Opinion," "2004 Annual Meeting of Shareholders-Proposals to be Voted On-Approval and Adoption of the Merger Agreement and the Merger-The Recapitalization-Background of the Recapitalization," "-Reasons for the Recapitalization," and "-Morgan Stanley Opinion." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.


                                     MORGAN STANLEY & CO. INCORPORATED


                                     By: /s/ Jeffrey N. Hogan
                                     --------------------------------
                                     Jeffrey N. Hogan
                                     Managing Director


Los Angeles, California
October 7, 2004